Exhibit (d)(23)(v)

FORM OF

EQ ADVISORS TRUST

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Second Amended and Restated Investment Advisory Agreement dated as of May 1, 2009 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Pacific Investment Management Company LLC, a limited liability company organized under the laws of the State of Delaware (“Adviser”).

WHEREAS, AXA Equitable and the Adviser have entered into a Second Amended and Restated Investment Advisory Agreement, dated as of August 1, 2006, as amended (“Agreement”) relating to the EQ/PIMCO Real Return Portfolio (“Portfolio”) of EQ Advisors Trust (“Trust”); and

WHEREAS, AXA Equitable and the Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to the Portfolio and to reflect a change in the name of the Portfolio.

NOW, THEREFORE, AXA Equitable and Adviser agree to modify the Agreement as follows:

1. Name Change: Effective May 1, 2009, the name of the EQ/PIMCO Real Return Portfolio is changed to the EQ/PIMCO Ultra Short Bond Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	Steven M. Joenk Senior Vice President	By:	Name: Title:

APPENDIX A

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Portfolio	Annual Advisory Fee Rate*
EQ/PIMCO Ultra Short Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.